Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 33-85530, 333-63085, 333-82185, 333-118506, 333-172831, 333-176402, 333-193051, 333-201659, and 333-215130) and the registration statements on Form S-3 (File Nos. 333-91649 and 333-51400) of our report, which includes explanatory paragraphs relating to a restatement of the 2018 consolidated financial statements and the 2019 adoption of ASC Topic 842, Leases, dated March 16, 2020, relating to our audits of the consolidated financial statements of Innodata Inc. and Subsidiaries as of December 31, 2019 and 2018, and for the years then ended, included in this Annual Report on Form 10-K of Innodata Inc. for the year ended December 31, 2019.

/s/ CohnReznick LLP

Roseland, New Jersey
March 16, 2020